Exhibit 99.1

American Financial Group Announces Preliminary Estimate

On Hurricane Frances Losses

     Cincinnati, Ohio - September 15, 2004, - American Financial Group, Inc. (NYSE/NASDAQ:AFG) today issued a preliminary estimate of its expected losses from Hurricane Frances. Based on information available at this time, AFG estimates that its after-tax losses, net of reinsurance, will be approximately $4 million ($.05 per share). The Company currently estimates that its after-tax losses from Hurricanes Frances and Charley accumulate to approximately $12 million ($.15 per share).

     Carl H. Lindner III, AFG Co-President and head of the P&C Group stated: "As a result of the losses we have incurred from Hurricanes Charley and Frances, we expect our 2004 earnings will be at the lower end of our previously announced earnings guidance range of $2.85 to $3.10 per share. Obviously we are concerned about the human and financial impact of these storms and the potential damage from Hurricane Ivan during the next week. We are committed to working with our insureds to process covered claims as quickly as possible."

     Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

Forward Looking Statements

     This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions, future premiums, revenues and earnings; and rate increases.

     Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, adequacy of loss reserves of the insurance businesses and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases and other changes in market conditions that could affect AFG's insurance operations.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652